EXHIBIT 10.23
TRADE DRESS SETTLEMENT AGREEMENT
     THIS TRADE DRESS SETTLEMENT AGREEMENT (this “TDS Agreement”) is made and entered into as of the 29th day of March, 2007 (the “Effective Date”) by and among Palomar Medical Technologies, Inc., a Delaware corporation, with offices at 82 Cambridge Street, Burlington, MA 01803 (“Palomar”), Alma Lasers, Inc., a Delaware corporation with offices at 485 Half Day Road #100, Buffalo Grove, IL 60089 (“Alma USA”), and Alma Lasers, Ltd., an Israeli company with offices at 7 Halamish Street, Caesarea Industrial Park, Caesarea, Israel 38900 (Alma USA and Alma Lasers, Ltd., collectively, “Alma”) (Palomar, on the one hand, and Alma together with all Alma Affiliates, on the other hand, each a “Party”, and together, the “Parties”) .
     WHEREAS, Palomar and Alma USA are parties to a lawsuit captioned: “Palomar Medical Technologies, Inc. v. Alma Lasers, Inc.” Case No. 1:06-CV-11171, which is currently pending in the United States District Court for the District of Massachusetts (the “Lawsuit”), which lawsuit shall be settled and compromised in accordance with this TDS Agreement and that certain Settlement Agreement, to be executed contemporaneously with this Agreement, by and among Palomar, The General Hospital Corporation and Alma USA (the “Settlement Agreement”), and that certain Patent License Agreement, to be executed contemporaneously with this Agreement, by and between Palomar and Alma (the “Patent License Agreement”);
     WHEREAS, the Lawsuit generally concerns, among other things, allegations of infringement of the trade dress of Palomar’s products by certain of Alma’s products, and any defenses or counterclaims relating thereto (collectively, the “Trade Dress Claims”); and
     WHEREAS, Palomar and Alma wish to settle and compromise the Trade Dress Claims in the Lawsuit and agree to other terms governing the Sale, marketing and promotion of Alma Products after the Effective Date on the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties covenant and agree as follows:
     1. Capitalized Terms. Capitalized terms used but not defined herein or indicated to be defined in the Settlement Agreement shall have the meaning ascribed to them in the Patent License Agreement.
     2. Definitions. The following terms (and their correlatives), in addition to terms defined on first use herein, shall have the meanings set forth below:
          (i) “3-Month Period” shall mean that period of time commencing six (6) months after the Effective Date and ending on the Cutoff Date.
          (ii) “6-Month Period” shall mean that period of time commencing on the Effective Date and ending six (6) months after the Effective Date.
          (iii) “9-Month Period” shall mean that period of time commencing on the Effective Date and ending on the Cutoff Date.

Trade Dress Settlement Agreement
          (iv) “Approved Trade Dress” shall mean the trade dress set forth in Exhibit A.
          (v) “Cutoff Date” shall mean the date that is nine (9) months after the Effective Date.
          (vi) “Existing Trade Dress” shall mean the trade dress of the Harmony System and/or Aria System used as of the Effective Date, which the Parties acknowledge is set forth in Exhibit B, or any trade dress substantially similar to such trade dress of the Harmony System or Aria System used as of the Effective Date.
          (vii) “Fee-Bearing Net Sales” shall mean the Net Sales attributable to all the components (i.e., the base unit/console and all Alma Modules sold for use with such base unit/console) of an Alma Product (including the Harmony System and Aria System), whether one or more Sales were involved.
          (viii) “Permitted Alma Modules” shall mean any Alma Modules that Alma or any Alma Affiliate Sells with the Existing Trade Dress after the end of the 6-Month Period (the date of such Sale to be based on the application of U.S. generally accepted accounting principles, consistently applied) for use with a base unit/console of a Harmony System or an Aria System, which base unit/console of a Harmony System or Aria System is Sold prior to the Cutoff Date.
     3. The Closing. Each Party shall execute and deliver this TDS Agreement in connection with the Closing (as defined in the Settlement Agreement).
     4. Fees for Trade Dress Infringement.
          (a) Pre-Effective Date Infringement.
          (i) Fee. As partial consideration hereunder, Alma shall pay to Palomar, within seven (7) days of the Effective Date, a trade dress infringement fee equal to one and one-half percent (1.5%) of the worldwide, Fee-Bearing Net Sales of the Harmony System and Aria System accruing prior to the Effective Date. Alma represents and warrants that such aggregate amount is Alma’s good faith estimate of the aggregate trade dress infringement fee due Palomar for Sales of the Harmony System and Aria System occurring prior to the Effective Date. For clarity, (i) such Sales shall include Sales of the Harmony System and Aria System by predecessors in interest to Alma, including MSQ, Ltd. and Orion Lasers, Inc. and (ii) with respect to Sales of the Harmony System and Aria System by Alma or Alma Affiliates to Third Party distributors outside the United States for re-Sale outside the United States, the Fee-Bearing Net Sales for purposes of the foregoing trade dress infringement fee shall be based on the Sale of such Harmony System or Aria System by Alma or Alma Affiliates to such Third Party distributor outside the United States and not the re-Sale of such Harmony System or Aria System by such Third Party Distributor.
          (ii) Interest. The infringement fee payment set forth in Section 4(a)(i) will include interest at the Applicable Rate calculated on a compound basis with a calendar

Trade Dress Settlement Agreement
quarterly compounding period from the date in the middle of the calendar quarter in which the applicable Sale was made until the Effective Date.
          (iii) Initial Audit. Beginning within sixty (60) days after the Effective Date, Alma and Alma Affiliates shall permit the Independent Accountant, which as of the Effective Date is PriceWaterhouse Coopers LLP, to have access during normal business hours, at Alma and any Alma Affiliate’s premises, to such of the records of Alma and Alma Affiliates as may be reasonably necessary to verify the accuracy of the infringement fee payment set forth in Section 4(a)(i) and applicable interest in Section 4(a)(ii) (the “Initial Audit”), and Alma shall be responsible for any under-payment of the amount owed Palomar under this Section 4(a) notwithstanding the terms of this TDS Agreement or the Settlement Agreement (including any release thereunder). The Parties acknowledge and agree that Alma shall be required to pay any initial under-payment under this Section 4(a) (the “Past Infringement Under-Payment”) in full, plus interest at a rate equal to the lesser of one and one-half percent (1.5%) per month or the highest rate permitted by applicable law (calculated on a compound basis with a monthly compounding period from the date in the middle of the month in which the Sale was made until the date payment is made, or if any portion of the Past Infringement Under-Payment cannot reasonably be related to any such Sale so as to determine the start date for such interest calculation, then from January 1, 2006 for such portion) (the “Higher Rate”), and not the Applicable Rate, and failure by Alma to pay the Past Infringement Under-Payment, plus such interest at the Higher Rate, in full within forty-five (45) days following notice thereof shall constitute a material breach of this TDS Agreement by Alma. For clarity, only one rate of interest shall apply to any Sale of the Harmony System or Aria System, or any portion of Fee-Bearing Net Sales, not initially reported by Alma that gives rise to or results in the Past Infringement Under-Payment, which rate of interest shall be equal to the Higher Rate as determined above and not the Applicable Rate. The fees and expenses charged by such Independent Accountant for the Initial Audit shall be paid by Alma.
          (b) Post-Effective Date Infringement.
          (i) Contingent Fee. If Alma or any Alma Affiliate Sells any unit of the Harmony System, Aria System or any other Alma Products with the Existing Trade Dress during the 3-Month Period (the date of such Sale to be based on the application of U.S. generally accepted accounting principles, consistently applied), Alma shall pay to Palomar, within forty-five (45) days of the Cutoff Date, a trade dress infringement fee equal to one and one-half percent (1.5%) of the Fee-Bearing Net Sales of all units of (i) the Harmony System and Aria System accruing during the 9-Month Period, including Alma Modules sold during such 9-Month Period for use with Harmony System and/or Aria System base units that were Sold at any time prior to the Cutoff Date, and (ii) if applicable, such other Alma Product Sold with the Existing Trade Dress accruing prior to the Cutoff Date, in each case of clause (i) and (ii), regardless of whether some of such units were Sold without the Existing Trade Dress and without limiting Alma’s and Alma Affiliates’ covenant not to Sell, market or promote the Harmony System, Aria System or any other Alma Product with the Existing Trade Dress commencing on the Cutoff Date in accordance with Section 5. For clarity and without limiting the generality of the

Trade Dress Settlement Agreement
foregoing, the re-Sale of the Harmony System or Aria System with the Existing Trade Dress by a Third Party distributor during or after the 3-Month Period, solely in the case in which the underlying Sale of such Harmony System or Aria System by Alma or any Alma Affiliate to such Third Party distributor occurred before or during the 6-Month Period, shall not obligate Alma to pay the foregoing one and one-half percent (1.5%) trade dress infringement fee, provided that the volume of Sales of the Harmony System and Aria System with the Existing Trade Dress by Alma or any Alma Affiliate to Third Party distributors during the 6-Month Period does not exceed the volume of such Sales during the six (6) month period immediately preceding the Effective Date.
          (ii) Interest. The infringement fee payment set forth in Section 4(b) will include interest at the Higher Rate calculated on a compound basis with a monthly compounding period from the date in the middle of the month in which the applicable Sale was made until the date payment is made.
          (iii) Second Audit. Beginning within sixty (60) days after the Cutoff Date, Alma and Alma Affiliates shall permit an Independent Accountant to have access during normal business hours, at Alma and any Alma Affiliate’s premises, to such of the records of Alma and Alma Affiliates as may be reasonably necessary to verify the accuracy of the infringement fee payment set forth in Section 4(b)(i) and applicable interest in Section 4(b)(ii) (the “Second Audit”), and Alma shall be required to pay any under-payment under this Section 4(a)(iii) notwithstanding the terms of this TDS Agreement or the Settlement Agreement (including any release thereunder). The Parties acknowledge and agree that Alma shall be required to pay any initial under-payment under this Section 4(a)(iii) (the “Future Infringement Under-Payment”) in full, plus interest at the Higher Rate (calculated on a compound basis with a monthly compounding period from the date in the middle of the month in which the Sale was made until the date payment is made), and not the Applicable Rate, and failure by Alma to pay the Future Infringement Under-Payment, plus such interest at the Higher Rate, in full within forty-five (45) days following notice thereof shall constitute a material breach of this TDS Agreement by Alma. For clarity, only one rate of interest shall apply to any Sale of the Harmony System or Aria System, or any portion of Fee-Bearing Net Sales, not initially reported by Alma that gives rise to or results in the Past Infringement Under-Payment, which rate of interest shall be equal to the Higher Rate as determined above and not the Applicable Rate. The fees and expenses charged by such Independent Accountant for the Second Audit shall be paid by Alma.
          (c) Permitted Alma Module Infringement.
          (i) Fee. If Alma or any Alma Affiliate Sells any Permitted Alma Modules, Alma shall pay to Palomar, within forty-five (45) days of the end of each calendar quarter, a trade dress infringement fee equal to one and one-half percent (1.5%) of the Fee-Bearing Net Sales of all Permitted Alma Modules accruing during such calendar quarter, without limiting Alma’s and Alma Affiliates’ covenant not to Sell, market or promote the Harmony System, Aria System or any other Alma Product with the Existing Trade Dress commencing on the Cutoff Date in accordance with Section 5.

Trade Dress Settlement Agreement
          (ii) Audit. Such Sales of Permitted Alma Modules that give rise to the infringement fee payment set forth in Section 4(c)(i) shall be auditable for a period of seven (7) years from the date of each such Sale. The Parties acknowledge and agree that Alma shall be required to pay any under-payment under this Section 4(c) (the “Future Permitted Alma Module Infringement Under-Payment”) in full, plus interest at the Higher Rate (calculated on a compound basis with a monthly compounding period from the date in the middle of the month in which the Sale was made until the date payment is made), and failure by Alma to pay the Future Permitted Alma Module Infringement Under-Payment, plus such interest at the Higher Rate, in full within forty-five (45) days following notice thereof shall constitute a material breach of this TDS Agreement by Alma.
          (d) Manner of Payment. The payments contemplated by this Section 4(a) shall be made by wire transfer, without deduction for any taxes or other charges, in U.S. dollars to the credit of:
          Palomar’s account:
Bank Name: Banknorth
Bank Address: 370 Main Street
                     Worcester, MA 01608
Palomar Medical Technologies, Inc.
Account No. 8241022982
ABA No. 211370545
          (e) Exclusivity of Trade Dress Infringement Fees. The payments required by this Section 4(a) are exclusive of any amounts payable by Alma to Palomar pursuant to the Settlement Agreement, the Patent License Agreement or any other agreement to which Palomar and Alma are parties.
     5.  Covenants by Alma Regarding Harmony System and Aria System Trade Dress.
          (a) Harmony System and Aria System. Commencing on or before the Cutoff Date and thereafter, Alma and Alma Affiliates shall not Sell, market or promote the Harmony System and Aria System (including the base unit and handpieces, but excluding Permitted Alma Modules) with the Existing Trade Dress, and the sublicense granted in Section 2.1 of the Patent License Agreement to Alma and Alma Affiliates shall not apply to any Harmony System or Aria System (including the base unit and handpieces, but excluding Permitted Alma Modules) Sold, marketed or promoted by Alma or any Alma Affiliates or Alma Sublicensees with the Existing Trade Dress after the Cutoff Date. For clarity and without limiting the generality of the foregoing, (i) the Sale, marketing or promotion of the Harmony System and Aria System with the Approved Trade Dress shall not constitute a breach of the immediately preceding sentence and (ii) the re-Sale of the Harmony System or Aria System with the Existing Trade Dress by a Third Party distributor on or after the Cutoff Date, solely in the case in which the underlying Sale of such Harmony System or Aria System by Alma or any Alma Affiliate to such Third Party distributor occurred before the Cutoff Date, shall not constitute a breach of the immediately preceding sentence, provided that the volume of underlying Sales of the Harmony System and

Trade Dress Settlement Agreement
Aria System with the Existing Trade Dress by Alma or any Alma Affiliate to Third Party distributors during the 9-Month Period does not exceed the volume of such Sales during the nine (9) month period immediately preceding the Effective Date.
          (b) Alma Products. Except as not prohibited with respect to the Harmony System and Aria System during the 9-Month Period and Permitted Alma Modules, in each case as set forth in Section 5(a), Alma and Alma Affiliates shall not Sell, market or promote any Alma Products with any trade dress that is confusingly similar to the trade dress of any products Sold, marketed or promoted by Palomar or Palomar Affiliates (including without limitation the Existing Trade Dress) at any time, and the sublicense granted in Section 2.1 of the Patent License Agreement to Alma and Alma Affiliates shall not apply to any such Alma Products.
          (c) Breach. Without limitation, any breach of this Section 5 shall constitute a material breach of this TDS Agreement by Alma.
     6. Releases and Indemnities.
          (a) By Palomar.
          (i) Each Palomar Releasor (as defined in the Settlement Agreement) does hereby, jointly and severally, remise, release and forever discharge the Released Alma Entities (as defined in the Settlement Agreement) of and from any and all Trade Dress Claims which the Palomar Releasors now have or ever had against the Released Alma Entities, whether or not the facts giving rise to such Trade Dress Claims are now known or unknown, from the first day of the world to the Effective Date (but not thereafter). It is the intention of the Palomar Releasors fully, finally and forever to release the Released Alma Entities from Trade Dress Claims released by this Section 6(a). In furtherance of such intention, this release shall be and remain in effect notwithstanding the discovery subsequent to the Effective Date of any presently existing fact.
          (ii) Palomar hereby represents and warrants to Alma that it has not heretofore assigned, transferred or purported to assign or transfer, and shall not hereafter assign or transfer or purport to assign or transfer, to any person or entity any matter it has released in Section 6(a) and agrees to indemnify and hold harmless the Released Alma Entities from and against all Claims (as defined in the Settlement Agreement) based on, resulting from, in connection with, or arising out of, any such assignment or transfer or purported or claimed assignment or transfer of any such matter that it has released hereunder, in whole or in part.
          (iii) Notwithstanding the foregoing in Section 6(a), it is expressly understood that the release by Palomar Releasors contained in this TDS Agreement does not release the Released Alma Entities or any of them from the obligations set forth in this TDS Agreement and the other documents delivered at the Closing (including the Patent License Agreement and Settlement Agreement), or the obligation to pay any amounts under the terms of, without limitation, Section 4 hereof, Section 3 of the Settlement Agreement, Section 4.2 of the Patent License Agreement or Section 4.4 of the

Trade Dress Settlement Agreement
Patent License Agreement, each of which may be audited pursuant to those Sections and Section 4.10 of the Patent License Agreement, as applicable.
          (b) By Alma.
          (i) Each Alma Releasor (as defined in the Settlement Agreement) does hereby, jointly and severally, remise, release and forever discharge the Released Palomar Entities (as defined in the Settlement Agreement) of and from any and all Trade Dress Claims which the Alma Releasors now have or ever had against the Released Palomar Entities, whether or not the facts giving rise to such Trade Dress Claims are now known or unknown, from the first day of the world to the Effective Date (but not thereafter). It is the intention of the Alma Releasors fully, finally and forever to release the Released Palomar Entities from Trade Dress Claims released by this Section 6(b). In furtherance of such intention, this release shall be and remain in effect notwithstanding the discovery subsequent to the Effective Date of any presently existing fact.
          (ii) Alma hereby represents and warrants to Palomar that it has not heretofore assigned, transferred or purported to assign or transfer, and shall not hereafter assign or transfer or purport to assign or transfer, to any person or entity any matter it has released in Section 6(b) and agrees to indemnify and hold harmless the Released Palomar Entities from and against all Claims based on, resulting from, in connection with, or arising out of, any such assignment or transfer or purported or claimed assignment or transfer of any such matter that it has released hereunder, in whole or in part.
          (c) Full Settlement. The Parties understand and agree that this TDS Agreement is intended to settle all disputes (in existence from the first day of the world to the Effective Date (but not thereafter)) between Palomar and Alma based on or related in any way to the Trade Dress Claims, and shall be effective as a full and final accord and satisfaction and release of all such matters.
     7. Representations and Warranties; Disclaimers.
          (a) Representations and Warranties by the Parties. Each Party represents and warrants to the other Party as of the Effective Date:
          (i) that it is an entity duly organized, validly existing and in good standing under the laws of the state or other jurisdiction of its organization, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this TDS Agreement;
          (ii) that it has the authority to (i) enter into this TDS Agreement, (ii) extend the releases granted to the other Party under this TDS Agreement, and (iii) undertake and fully perform its obligations and covenants under this TDS Agreement;
          (iii) that this TDS Agreement has been duly executed and delivered by it and is a binding obligation of it, enforceable in accordance with its terms, subject, as to

Trade Dress Settlement Agreement
enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally, and to general equitable principles;
          (iv) its execution, delivery, granting of releases and rights and performance of its obligations under this TDS Agreement does not and will not, with or without the passage of time or the giving of notice or both, conflict with or result in any breach of any of the terms, conditions or provisions of, or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any agreement or other document or instrument to which it is a party; and
          (v) all necessary consents, approvals and authorizations of all regulatory and governmental authorities and other third parties (including, in the case of Alma, any Alma Affiliates and, in the case of Palomar, any Palomar Affiliates) required to be obtained by it in connection with the execution and delivery of this TDS Agreement and the performance of its obligations hereunder have been obtained.
          (b) Disclaimer. EXCEPT AS EXPRESSLY PROVIDED HEREIN, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND HEREUNDER, WHETHER EXPRESS OR IMPLIED, AND EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT.
          (c) No Consequentials. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO ANY OTHER HEREUNDER FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.
     8. Disputes.
          (a) Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to any Party’s rights or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedited manner by mutual cooperation. To accomplish this objective, the Parties agree to adhere to the procedures set forth in Section 6.1 of the Patent License Agreement if and when a dispute arises under this Agreement.
          (b) Equitable Relief. Notwithstanding the foregoing dispute resolution procedure, in the event of an actual or threatened breach hereunder by Alma, Palomar may seek equitable relief (including restraining orders, specific performance or other injunctive relief) without submitting to such dispute resolution procedure if there is a reasonable likelihood of the occurrence of irreparable harm during the period of the dispute resolution procedure.
          (c) Tolling. The Parties agree that all applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while the dispute resolution

Trade Dress Settlement Agreement
procedure set forth in Section 6.1 of the Patent License Agreement is pending, and the Parties shall cooperate in taking any and all actions necessary to achieve such a result.
     9. Miscellaneous.
          (a) Entire Agreement; Counterparts. This TDS Agreement (including the Exhibits) constitutes the entire agreement between Palomar and Alma relating to the subject matter hereof and supersedes all previous agreements, practices or courses of dealings between the Parties, whether written or oral, relating to the subject matter hereof, provided that that certain Rule 408 – Confidentiality Agreement, dated as of February 14, 2006, between Palomar and Alma shall terminate as of the Effective Date as to any disclosures occurring after the Effective Date, but shall remain in full force and effect with respect to all applicable disclosures occurring and rights and obligations accruing prior to the Effective Date. This TDS Agreement may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.
          (b) Other Parties. This TDS Agreement shall be binding upon, and inure to the benefit of, the legal representatives, successors and permitted assigns of the Parties. There shall be no Third Party beneficiaries, either express or implied, to this TDS Agreement, provided that Section 6 is intended to benefit, in addition to the Parties, the other Released Palomar Entities and Released Alma Entities as if they were Parties hereto.
          (c) No Agency or Joint Venture Relationship. Nothing contained herein shall be deemed to create any association, partnership, joint venture or relationship of principal, agent, master or servant between the Parties hereto or, in the case of Palomar, any Palomar Affiliates, or, in the case of Alma, any Alma Affiliates, or to provide any Party with the right, power or authority to incur any obligation or make any representations, warranties or guarantees on behalf of the other Party.
          (d) Retained Rights. Except as provided in Section 4.7 of the Patent License Agreement, the Parties retain their rights to petition an appropriate court regarding any breach or violation of the terms or conditions of this TDS Agreement, a Consent Judgment or the Patent License Agreement or Settlement Agreement.
          (e) Severability. If any term, covenant or condition of this TDS Agreement or the application thereof to any Party or circumstance shall, to any extent, be held to be invalid or unenforceable by a court of competent jurisdiction, then (i) the remainder of this TDS Agreement, or the application of such term, covenant or condition to Parties or circumstances other than those that were held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this TDS Agreement shall be valid and be enforced to the fullest extent permitted by law; and (ii) the Parties hereto covenant and agree to renegotiate any such invalid or unenforceable term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this TDS Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this TDS Agreement are to be effectuated.

Trade Dress Settlement Agreement
          (f) Waivers; Amendments; Supplements. No waiver by any Party of a breach of any covenant or condition of this TDS Agreement by the Party shall be construed to be a waiver of any succeeding breach of the same or any other covenant or condition. Except as otherwise expressly provided herein, this TDS Agreement or any Exhibit hereunder may not be changed or amended except by a writing expressly referring to this TDS Agreement signed by all the Parties.
          (g) Section 1542 of the California Civil Code. The Parties waive all rights they may have under Section 1542 of the California Civil Code, and acknowledge that subject to the terms herein, the releases granted by the Parties extend to all claims expressly released by Section 6, whether such claims are known or unknown. The Parties are fully informed of the provisions of Section 1542, which provides that:
“A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.”
          (h) Publicity and Disclosure of Terms of this TDS Agreement and the Patent License Agreement and TDS Agreement. The Parties agree that the initial public announcements of the execution of this TDS Agreement shall be as set forth in Section 6(h) of the Settlement Agreement. Alma also agrees that Palomar will file a copy of this TDS Agreement in accordance with Section 6(h) of the Settlement Agreement with the United States Securities and Exchange Commission and other similar or comparable governmental bodies, authorities or agencies, if necessary.
          (i) Jurisdiction. Subject to and without limiting Section 4.7 of the Patent License Agreement, the Parties hereby irrevocably consent to the exclusive jurisdiction and venue of any state or federal court sitting in the Commonwealth of Massachusetts, over any action or proceeding arising out of or relating to this TDS Agreement or any agreement or document delivered in connection herewith or therewith, and agree that all claims in respect of such action or proceeding may be heard and determined in such state or federal court. Each of the Parties consents to the jurisdiction of such court or courts for such actions or proceedings and agrees that the service upon it of a summons and complaint by certified mail return receipt requested shall be sufficient for such court or courts to exercise personal jurisdiction over the Parties for such actions or proceedings. The Parties waive any objection to any action or proceeding relating to this TDS Agreement in any state or federal court sitting in the Commonwealth of Massachusetts, on the basis of forum non conveniens, lack of personal jurisdiction or otherwise. Notwithstanding the foregoing, if any action or proceeding may not be brought in any such court because all such courts lack subject matter jurisdiction, the Parties may bring such action or proceeding in a court of appropriate jurisdiction.
          (j) Governing Law. This TDS Agreement shall be governed by, and construed and enforced in accordance with, the substantive laws of the Commonwealth of Massachusetts, without regard to its principles of conflicts of laws; provided that any dispute relating to the scope, validity, enforceability, infringement or misuse of any Patent shall be governed by, and construed and enforced in accordance with, the substantive laws of the jurisdiction in which such Patent originates.

Trade Dress Settlement Agreement
          (k) Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this TDS Agreement.
          (l) Parties Advised by Counsel. This TDS Agreement has been negotiated between unrelated Parties who are sophisticated and knowledgeable in the matters contained in this TDS Agreement and who have acted in their own self interest. In addition, each Party has been represented by legal counsel. This TDS Agreement shall not be interpreted or construed against any Party to this TDS Agreement because that Party or any attorney or representative for that Party drafted or participated in the drafting of this TDS Agreement.
          (m) Notices. All notices, demands, requests, approvals, consents or other communications to be given or delivered under this TDS Agreement shall be in writing and shall be deemed to have been given: (i) when delivered in person or by courier or confirmed facsimile; (ii) upon confirmation of receipt when sent by certified mail, return receipt requested; or (iii) upon receipt when sent by reputable private international courier with established tracking capability (such as DHL, FedEx, or UPS), postage pre-paid, and addressed as set forth as the case may be, to the noticed Party at the address set forth below, or such other address as a Party may specify by written notice to the other.
          Notices shall be sent to Palomar at:
Palomar Medical Technologies
82 Cambridge Street
Burlington, MA 01803
Attention: CEO
Facsimile: (781) 993-2377
          with a required copy to:
Palomar Medical Technologies
82 Cambridge Street
Burlington, MA 01803
Attention: General Counsel
Facsimile: (781) 993-2377
          and a further required copy to:
Goodwin Procter LLP
Exchange Place
53 State Street
Boston, MA 02109
Attention: Kingsley Taft, Esq.
Facsimile: (617) 523-1231

Trade Dress Settlement Agreement
          and to Alma at:
Alma Lasers, Inc.
485 Half Day Road #100
Buffalo Grove, IL 60089
Attention: Howard Kelly
Facsimile: 224-377-2050
          (n) Captions, Section Headings. As used in this TDS Agreement, “including” means “including but not limited to”, and “herein”, “hereof”, and “hereunder” refer to this TDS Agreement as a whole. The Section headings used herein are for reference and convenience only, and shall not enter into the interpretation of this TDS Agreement. Unless otherwise expressly provided herein, any reference to a number of “days” hereunder shall refer to calendar days. References to Sections include subsections, which are part of the related Section (e.g., a section numbered “Section 4(a)” would be part of “Section 4”, and references to “Section 4” would also refer to material contained in the subsection described as “Section 4(a)”).
          (o) Mistakes of Fact or Law. Mistakes of fact or law shall not constitute grounds for modification, avoidance or rescission of the terms of this TDS Agreement.
[remainder of this page intentionally left blank]

Trade Dress Settlement Agreement
     IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have each caused its duly authorized representative to execute and deliver this TDS Agreement under seal as of the Effective Date.

Palomar Medical Technologies, Inc.

By:	/s/ Joseph P. Caruso
Name: Joseph P. Caruso
Title: CEO
Date:

Alma Lasers, Inc.

By:	/s/ Howard Kelly
Name: Howard Kelly
Title: CEO
Date:

Alma Lasers, Ltd.

By:	/s/ Howard Kelly
Name: Howard Kelly
Title: CEO
Date:

Trade Dress Settlement Agreement
Exhibit A
Approved Trade Dress
Approved Trade Dress for the Harmony System and Aria System base unit/console:
Approved Trade Dress for the Harmony System and Aria System handpieces:

Trade Dress Settlement Agreement
Exhibit B
Existing Trade Dress
Harmony (examples from www.almalasers.com):

Aria (examples from www.almalasers.com):